Exhibit 4.2

EXECUTION COPY

TELA BIO, INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

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SECTION 5.	MISCELLANEOUS	21

5.1.	Specific Performance	21
5.2.	Governing Law	22
5.3.	Amendment and Waiver	22
5.4.	Severability	22
5.5.	Delays or Omissions	22
5.6.	Successors and Assigns	23
5.7.	Notices	23
5.8.	Right to Conduct Activities	23
5.9.	Additional Investors	23
5.10.	Counterparts; Execution by Facsimile Signature	23
5.11.	Termination	24
5.12.	Aggregation of Stock	24
5.13.	Entire Agreement	24
5.14.	Interpretation	24

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EXECUTION COPY

TELA BIO, INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of October 2, 2014, by and among TELA Bio, Inc., a Delaware corporation (the “Company”), and the persons identified on Exhibit A hereto (the “Investors” and together with such other parties who may become party hereto pursuant to the terms hereof, the “Parties” and each individually, a “Party”).

BACKGROUND

WHEREAS, concurrently with execution of this Agreement, the Company and certain of the Investors are entering into a Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”) providing for the sale of shares of the Company’s Series B Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”);

WHEREAS, certain of the Investors (the “Existing Investors”) are parties to that certain Investor Rights Agreement, dated as of December 3, 2012, by and among the Company and such Existing Investors (the “Prior Agreement”); and

WHEREAS, in connection with the purchase by certain of the Investors of shares of Series B Preferred Stock, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in accordance with the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.        GENERAL

1.1.         Definitions.  As used in this Agreement the following terms shall have the following respective meanings:

“Adversely Affected Holder” shall have the meaning set forth in Section 2.11 hereof.

“Affiliate” means any person who is an “affiliate” as defined in Rule 12b-2 of the Exchange Act.

“Agreement” shall have the meaning set forth in the Preamble.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Philadelphia, Pennsylvania are authorized or required to close.

“Certificate” means the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on or about the date hereof, as the same may be amended and restated from time to time.

“CEO” means the Company’s Chief Executive Officer.

“Common Stock” means the shares of the Company’s common stock, par value $0.001 per share.

“Company” shall have the meaning set forth in the Preamble.

“Confidential Information” shall have the meaning set forth in the Stockholders Agreement.

“Demand Notice” shall have the meaning set forth in Section 2.2(a) hereof.

“Electing Investor” shall have the meaning set forth in Section 4.3 hereof.

“Equity Securities” means (i) any Common Stock, Preferred Stock or other class or series of capital stock of the Company, (ii) any security directly or indirectly convertible into or exchangeable or exercisable for, with or without consideration, any Common Stock, Preferred Stock or other class or series of capital stock of the Company, (iii) any security carrying any warrant or right to subscribe for or purchase shares of any class or series of capital stock of the Company, and (iv) any note, warrant, right, option or other derivative security which provides the right to subscribe for or purchase (i), (ii), or (iii) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any rules or regulations promulgated thereunder, all as the same is in effect from time to time.

“Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a Subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

“Existing Investors” has the meaning set forth in the Background.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“GAAP” shall have the meaning set forth in Section 3.1(a) hereof.

“Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

“Initial Notice” shall have the meaning set forth in Section 4.2 hereof.

“Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

“Initiating Holders” shall have the meaning set forth in Section 2.2(a) hereof.

“Investors” shall have the meaning set forth in the Preamble.

“Legends” shall have the meaning set forth in Section 2.1(b) hereof.

“Major Investor” shall have the meaning set forth in Section 3.1(b) hereof.

“Non-electing Investor” shall have the meaning set forth in Section 4.3 hereof.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization or governmental entity.

“Piggyback Notice” shall have the meaning set forth in Section 2.3(a) hereof.

“Preemptive Investor(s)” shall have the meaning set forth in Section 4.1 hereof.

“Preemptive Over-Allotment” shall have the meaning set forth in Section 4.3 hereof.

“Preemptive Pro Rata Share” shall have the meaning set forth in Section 4.3 hereof.

“Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock.

“Prior Agreement” has the meaning set forth in the Background.

“Purchase Agreement” shall have the meaning set forth in the Preamble.

“Register,” “registered,” and “registration” each means a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

“Registrable Securities” means (a) Common Stock issued or issuable upon conversion of the Preferred Stock and (b) any Common Stock of the Company issued as (or issuable upon the conversion, exercise or exchange of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities.  Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a Person to the public either pursuant to a registration statement declared effective pursuant to the Securities Act or under Rule 144 promulgated under the Securities Act (“Rule 144”) or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

“Registration Expenses” means all expenses (other than Selling Expenses, as defined herein) incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration.

“Requisite Holders” shall have the meaning set forth in Section 2.12 hereof.

“Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“SEC” or “Commission” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any rules or regulations promulgated thereunder, all as the same is in effect from time to time.

“Selling Expenses” means all underwriting discounts, selling commissions and similar discounts relating to underwriters or commissions related to sales, in each case, applicable to the sale of Registrable Securities.

“Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.001 per share.

“Series B Preferred Stock” has the meaning set forth in the Background.

“Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement, dated as of the date hereof, by and among the Company and the other parties named therein, as the same may be amended from time to time.

“Subsidiaries” means with respect to any Person (including the Company), any corporation, partnership, limited liability company, association or other business entity of which is controlled by (as defined in Rule 405 of the Securities Act) such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Violation” shall have the meaning set forth in Section 2.9(a) hereof.

SECTION 2.        REGISTRATION; RESTRICTIONS ON TRANSFER

2.1.         Restrictions on Transfer.

(a)           Subject to the restrictions, terms and conditions set forth in the Stockholders Agreement, no Holder shall dispose of any shares of Preferred Stock or Registrable Securities held by such Holder unless and until:

(i)            There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement;

(ii)           (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition, (C) if reasonably requested by the Company, such Holder shall have furnished the Company, at the Holder’s expense, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act and (D) such disposition complies with the terms of the Stockholders Agreement; or

(iii)          Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners or former partners in accordance with their respective partnership interests, (B) a corporation to its stockholders in accordance with their respective interests in the corporation, (C) a limited liability company to its members or former members in accordance with their respective interests in the limited liability company, or (D) to an individual Holder’s family member or trust for the benefit of an individual Holder or such Holder’s family member; provided, however, that in each case such disposition complies with the terms of the Stockholders Agreement and the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

(b)           Each certificate representing shares of Preferred Stock or Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with legends (the “Legends”) substantially similar to the following (in addition to any legend(s) required by the Stockholders Agreement or under applicable securities laws):

THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL STOCK.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER

EVIDENCE SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(c)           Subject to any legends required by the Stockholders Agreement and applicable securities laws, the Company shall be obligated to reissue certificates not bearing the Legends at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company, provided that, for the sake of clarity, the Holder shall pay all fees and expenses of such counsel) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.  The Company shall not require an opinion of counsel and shall promptly reissue unlegended certificates in connection with any transfer of securities set forth in Section 2.1(a)(iii); provided, however, that legends shall remain on the certificates representing distributed shares unless they are eligible for sale under Rule 144 and any legends required by the Stockholders Agreement or applicable securities laws shall remain on such certificates.

(d)           Notwithstanding any other provision of this Agreement, no transfer or disposition may be made pursuant to this Agreement unless such transfer or disposition complies with applicable federal and state securities laws, including the Securities Act.

(e)           Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2.         Demand Registration.

(a)           Subject to the conditions of this Section 2.2, if the Company receives a written request from Holders of at least seventy percent (70%) of the then outstanding Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Securities Act for the sale of the Registrable Securities, then the Company shall, within fifteen (15) days after the receipt thereof, give written notice of such request to all holders of Preferred Stock other than the Initiating Holders (the “Demand Notice”), and, subject to the limitations of this Section 2.2, use its commercially reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of all Registrable Securities owned by the Initiating Holders that the Initiating Holders request to be registered and all Registrable Securities owned by any other Holder which notifies the Company in writing, within thirty (30) days after receipt of the Demand Notice, that it intends to participate in the demand registration contemplated herein (such notification to include the number of Registrable Securities sought to be included and the intended method or methods of distribution for such Registrable Securities), subject to and in accordance with the terms, conditions, procedures and limitations contained in this Agreement.

(b)           If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the Demand Notice or the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable.  In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected by a majority in interest of the Initiating Holders.  No Holder shall be required in any such underwriting agreement to make any representations or warranties to or agreements with the Company or the underwriters other than customary representations, warranties or agreements regarding such Holders’ title to Registrable Securities and any written information provided by the Holder to the Company expressly for inclusion in the related registration statement.  All such selections shall be subject to the reasonable approval of the Company, which approval will not be unreasonably withheld, conditioned or delayed.  Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting and registration shall be allocated among the Holders on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders).  The number of shares of Registrable Securities to be included in any underwriting and registration covered by this Section 2.2 shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration.  Any Registrable Securities excluded or withdrawn from any underwriting pursuant to this Section 2.2(b) shall be withdrawn from the registration.

(c)           Notwithstanding the foregoing, if the Company shall furnish to the Initiating Holders, a certificate signed by the CEO stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such registration statement to be filed because such action (i) materially interferes with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (ii) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (iii) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than twice in any twelve (12)-month period.

(d)           The Company shall not be required to effect a registration pursuant to this Section 2.2.:

(i)            at any time prior to six months after the Company’s Initial Offering

(ii)           after the Company has effected two registrations initiated by the Holders pursuant to this Section 2.2, and such registrations have been declared or ordered effective; or

(iii)                               during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of a Company-initiated registration hereof; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration to become effective.

(e)                                  For purposes of this Section 2.2, a registration shall not be counted as “effected” if, as a result of the operation of Section 2.2(b), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.3.                            Piggyback Registrations.

(a)                                 General.  If, at any time or from time to time, the Company proposes to file a registration statement under the Securities Act for its own account or for the account of any of its stockholders (other than in an Excluded Registration), including a registration statement relating to a secondary offering of securities of the Company, then the Company shall notify all Holders in writing at least thirty (30) days prior to the filing of any such registration (“Piggyback Notice”) and will afford each such Holder an opportunity to include in such registration statement all or part of the Registrable Securities held by such Holder.  Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after receipt of the Piggyback Notice, so notify the Company in writing.  Such notice shall state the number of Registrable Securities which such Holder requests to be included in such registration and the intended method of disposition of the Registrable Securities by such Holder.  If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b)                                 Underwriting.  If the registration statement under which the Company gives the Piggyback Notice is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities.  In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting on the terms and conditions agreed by the Company and the underwriters and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent the underwriters determine in good faith will not jeopardize the success of the offering by the Company.  All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form (as agreed by the Company and the underwriters) with the underwriter or underwriters selected for such underwriting by the Company and reasonably approved by a majority in interest of the Holders participating in such registration pursuant to this Section 2.3.  No Holder shall be required in any such underwriting agreement to make any representations or warranties to or agreements with the Company or the underwriters other than customary representations, warranties or agreements regarding such Holders’ title to Registrable Securities and any written information provided by the Holder to the Company expressly for inclusion in the related registration statement.  Notwithstanding any other provision of this Agreement, if a managing underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be excluded from the underwriting shall be first allocated fully among Holders of Registrable Securities other than Common Stock into which the Preferred Stock has been converted, and second, among the Holders on a pro rata basis based on the total number of Registrable Securities held by such Holders.  No such reduction shall (i) reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, or (ii) reduce the amount of securities of the selling Holders included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholder, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence.  In no event will shares of any stockholder (other than a Holder) be included in such registration which would reduce the number of shares which may be included by Holders without the written consent of Holders of at least a majority of the Registrable Securities proposed to be sold in the offering.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered no later than fifteen (15) Business Days prior to the effective date of the registration statement, after which the Holders’ commitment shall become irrevocable.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.  For any Holder that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single Holder, and any pro rata reduction with respect to such Holder shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such Holder, as defined in this sentence.

(c)                                  Right to Terminate Registration.  Notwithstanding the foregoing, the Company shall have the right to terminate or withdraw any registration initiated by it prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.  The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5.

2.4.                            Form S-3 Registration.  In case the Company shall receive from any Holder or Holders of at least seventy percent (70%) of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)                                 promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)                                 use commercially reasonable efforts to, as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within thirty (30) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i)                                     if Form S-3 (or any successor or similar form) is not available for such offering by the Company;

(ii)                                  if the Holders propose to sell Registrable Securities at an aggregate price to the public of less than Two Million Dollars ($2,000,000);

(iii)                               if the Company shall furnish to the Holders a certificate signed by the CEO stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such registration statement to be filed because such action (i) materially interferes with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (ii) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (iii) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than twice in any twelve (12)-month period; or

(iv)                              if the Company has effected one registration pursuant to this Section 2.4 within the twelve (12) month period immediately preceding the date of such request.

Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2.

2.5.                            Expenses of Registration.  Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company; provided, however, that the Company shall not be required to pay for any Registration Expenses begun pursuant to Section 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.2.  All Selling Expenses incurred in connection with any registrations pursuant to this Agreement, shall be borne by the Holders of the securities so registered pro rata on the basis of the number of shares so registered.

2.6.                            Obligations of the Company.  Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and keep such registration statement effective for up to one hundred twenty (120) days (or up to two hundred ten (210) days in the case of a registration of

Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis) or, if earlier, until the Holder or Holders have completed the distribution related thereto;

(b)                                 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above;

(c)                                  Prior to the filing with the SEC, furnish to the Holders drafts of such registration statements, amendments and supplements thereto prior to filing such with the SEC giving the Holders a reasonable opportunity to comment on the parts of such documents relating to them and their holdings;

(d)                                 Furnish to the Holders copies of all correspondence with the SEC related to the filing of any registration statement, including all comment letters received from the SEC and Company responses thereto;

(e)                                  Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(f)                                   Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process (unless the Company is already subject to service in such jurisdiction) in any such states or jurisdictions;

(g)                                  In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.  Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(h)                                 Notify promptly each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

(i)                                     Use its commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.7.                            Termination of Registration Rights.  The registration rights and obligations set forth in Sections 2.2, 2.3 and 2.4 shall terminate upon the earlier to occur of (a) the written agreement of the Company and the Requisite Holders; or (b) such date that all shares of Registrable Securities may be sold during any ninety (90)-day period pursuant to Rule 144.

2.8.                            Delay of Registration; Furnishing Information.

(a)                                 No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b)                                 It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

2.9.                            Indemnification.  In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, directors, managers and officers of each such Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement of the Company; and the Company will pay as incurred to each such Holder, partner, officer, manager, director, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, including amounts paid in settlement thereof.  The indemnification agreement contained in this Section 2.9(a) shall not apply to (i) any amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, or (ii) to the extent that any such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration.

(b)                                 To the extent permitted by law, each Holder will, only to the extent that Registrable Securities held by such Holder are included in the securities as to which such registration qualification or compliance is being effected, indemnify and hold harmless the Company, and each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), and any other Holder selling securities under such registration statement and any of such other Holder’s partners, directors, managers or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, manager, officer or controlling person of such other Holder, may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by or on behalf of such Holder specifically for use in connection with such registration; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director, manager or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is finally adjudicated by a court of competent jurisdiction that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed; provided further, that in no event shall any indemnity or contribution under this Section 2.9 exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c)                                  Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof; provided, however, that the failure to give prompt notice shall not: (i) limit the indemnification obligations of the indemnifying party hereunder except to the extent that the delay in giving, or failure to give, prompt notice prejudices the ability of the indemnifying party to defend against such action, or (ii) relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 2.9.  The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume and control the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party, in the opinion of counsel to the indemnified party, would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.

(d)                                 If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction (by the entry of a final judgment or decree and the expiration of time to appeal or the denial of the last right of appeal) to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder, except in the case of willful misconduct or fraud by such Holder.  The Parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.9(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable consideration referred to in this paragraph.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)                                   Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10.                     Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a holder of Preferred Stock to the extent of the Registrable Securities transferred to a permitted transferee or permitted assignee of Registrable Securities which (a) is an Affiliate, principal, officer, retired principal, or retired officer of such holder, or (b) any other transferee, so long as such transferee does not, directly or indirectly, compete with the Company (as determined in good faith by the Board), it being understood that a transferee that is a blind pool investment vehicle shall not be deemed to compete with the Company solely because such transferee may have made an investment in an entity that competes with the Company, provided that any such transferee shall agree in writing to be subject to all restrictions, terms and conditions set forth in this Agreement and the Stockholders Agreement; provided, however, that (x) the transferor shall, within ten (10) days prior to such proposed transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (y) such transfer complies with the terms of this Agreement, the Certificate, the Stockholders Agreement and any other applicable federal or state securities laws.

2.11.                     Amendment of Registration Rights.  Subject to Section 5.3 of this Agreement, any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Requisite Holders; provided, however, that if any amendment, modification or waiver would disproportionately impair the rights or increase the obligations of any Investor in a manner different from other Investors (each, an “Adversely Affected Holder”), such amendment, modification or wavier shall not be effective as to such Adversely Affected Holder unless consented to by such Adversely Affected Holder.  Any provision of this Section 2 and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) by any Party, for itself and on its own behalf, so waiving in writing.  Any amendment effected in accordance with this Section 2.11 and Section 5.3 shall be binding upon each Holder and the Company and any waiver effected pursuant to the immediately preceding sentence shall be binding upon such Holder and the Company.  By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

2.12.                     Limitation on Subsequent Registration Rights.  After the date of this Agreement, the Company shall not, without the prior written consent of the holders of at least seventy percent (70%) of the shares of Preferred Stock (on an as-converted basis and including any shares of Common Stock into which shares of Preferred Stock have been converted) then-outstanding (the “Requisite Holders”), enter into any agreement with any holder or prospective holder of any securities of the Company, other than the holders of the Preferred Stock, that would grant such holder registration rights pari passu or senior to those granted to the Holders hereunder.

2.13.                     “Market Stand-Off” Agreement; Agreement to Furnish Information.

(a)                                 In connection with the Company’s Initial Offering, if requested by the Company or the managing underwriter, each holder of Preferred Stock agrees, and the Company shall require each holder of greater than one percent (1%) of the then outstanding shares of capital stock of the Company to agree, not to sell, transfer, agree or contract to sell, make any short sale of, loan, grant any option or warrant for the purchase of, enter into any swap, hedging or other similar transaction with the same economic effect as a sale or otherwise dispose of any Registrable Securities (other than those included in the Initial Offering or acquired in the Initial Offering or aftermarket, if any) without the prior written consent of the Company or the underwriters for such period of time (which period shall not exceed one hundred eighty (180) days after the effective date of the registration statement filed in connection with such Initial Offering (provided that such one hundred eighty (180)-day period may be extended in order to comply with Financial Industry Regulatory Authority Rule 2711(f)(4) but in no event shall the total period exceed two hundred ten (210) days following the effective date of such registration)) or any other applicable regulatory restrictions as may be requested by the Company or the managing underwriter.  The foregoing provisions of this Section 2.13 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or to shares acquired by a Holder in open market transactions after completion of the Initial Offering and shall be applicable to Holders only if all directors, executive officers and holders of greater than one percent (1%) of the then outstanding shares of capital stock of the Company enter into similar agreements, and if any of the provisions of such agreements are waived or terminated with respect to any of such persons or if any such person is released from such agreement, the foregoing provisions shall be waived or terminated with respect to each Holder to the same extent on a pro rata basis.

(b)                                 Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto.  In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act.  The obligations described in this Section 2.13 shall not apply to an Excluded Registration or any other registration other than the Initial Offering.  The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180)-day period (provided that such one hundred eighty (180)-day period may be extended in order to comply with Financial Industry Regulatory Authority Rule 2711(f)(4) or other applicable regulatory restrictions but in no event shall the total period exceed two hundred ten (210) days following the effective date of such registration).

2.14.                     Rule 144 Reporting.  With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees that it will use its commercially reasonable efforts to:

(a)                                 make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act at all times after the Company is subject to the reporting requirements of the Exchange Act;

(b)                                 file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act when and if the Company becomes subject to the reporting requirements thereunder; and

(c)                                  so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the SEC; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3.                         COVENANTS OF THE COMPANY

3.1.                            Basic Financial Information and Reporting.

(a)                                 The Company and its Subsidiaries (if any) shall maintain books and records of account that are accurate in all material respects in which complete entries shall be made pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (“GAAP”), and shall set aside on their books all such proper accruals and reserves as shall be required under GAAP.

(b)                                 The Company shall furnish the following information to each Investor holding a number of shares of Preferred Stock with an aggregate original purchase price of at least One Million Dollars ($1,000,000) (as adjusted for stock splits, stock dividends, combinations and other recapitalizations) (each, a “Major Investor”) (provided that the Board has not reasonably determined that such Major Investor is a competitor of the Company):

(i)                                     Unless waived by the Requisite Holders, as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred eighty (180) days thereafter, a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such fiscal year, and a consolidated statement of operations and a consolidated statement of cash flows of the Company and its Subsidiaries, for such year, all prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail.  Such financial statements shall be audited with accompanying footnotes and accompanied by a report and opinion thereon by a firm of independent public accountants of national standing or such other independent public accounting firm selected by the Company’s Board and reasonably acceptable to the Requisite Holders;

(ii)                                  As soon as practicable after the end of each quarterly accounting periods in each fiscal year of the Company and its Subsidiaries, and in any event within forty- five (45) days thereafter, an un-audited consolidated balance sheet, consolidated statement of income and a consolidated statement of cash flows for such quarterly period, and for the current fiscal year to date, including (A) a comparison of the current fiscal year to date to the Company’s annual budget with any variances between such figures so listed, prepared in accordance with GAAP, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made and (B) a brief statement prepared by the Company’s CEO summarizing the Company’s financial performance during such quarterly accounting period and anticipated performance during the ensuing quarterly accounting period;

(iii)                               As soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, (A) an un-audited consolidated balance sheet, consolidated statement of income and a consolidated statement of cash flows for such preceding month and (B) a brief statement prepared by the Company’s CEO summarizing the Company’s financial and operational performance during such month, any variances from the Company’s annual budget and the Company’s anticipated performance during the ensuing month;

(iv)                              Within thirty (30) days prior to the beginning of each fiscal year, an annual budget, including projected income, cash flow and balance sheet statements on at least a quarterly basis for the ensuing fiscal year, and operating plans, including a brief qualitative description of the Company’s plan by the CEO in support of the annual budget of the Company and its Subsidiaries for such fiscal year (and as soon as reasonably practicable, any subsequent revisions thereto);

(v)                                 Within five business days after an executive officer of the Company or its Subsidiaries, as the case may be, has actual knowledge of: (i) the occurrence of a default hereunder, or under any material agreement of the Company or its Subsidiaries, including without limitation any loan or financing agreement, (ii) the commencement of any legal proceeding against the Company, or (iii) any effect, condition, event, or circumstance that has resulted in a material and adverse effect on the business, properties, assets, condition (financial or otherwise), prospects, results of operations or liabilities of the Company or its Subsidiaries, a statement from the CEO describing such occurrence and management’s anticipated response;

(vi)                              Such other financial and other information of the Company and its Subsidiaries as such Major Investor may reasonably request from time to time; provided, however, for the sake of clarity, a Major Investor cannot require delivery of audited financial statements if the requirement to deliver audited financial statements has been waived pursuant to Section 3.1(b)(i); and

(vii)                           Within five (5) Business Days after the date of filing or delivery, copies of all materials of whatsoever nature filed or delivered by the Company or its Subsidiaries thereof (i) with the Commission and (ii) with any national or foreign securities exchange or quotation bureau.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2.                            Inspection Rights.  Each Major Investor shall have the right (provided that the Board has not reasonably determined that such Major Investor is a competitor of the Company), at such Major Investor’s expense and during normal business hours and upon reasonable prior notice, to visit and inspect any of the properties of the Company or any of its Subsidiaries (including books of account, reports and other papers), to make extracts therefrom, and to discuss the affairs, finances and accounts of the Company or any of its Subsidiaries with their officers, employees and accountants (and by this provision the Company and its Subsidiaries authorize their accountants to discuss such finances and affairs with such stockholder or its representatives), and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3.                            Confidential Information.  The Investors agree that any Confidential Information obtained pursuant to this Agreement (including the Company’s herewith), whether obtained before, at or after the execution and delivery of this Agreement, is subject to Section 4.22 of the Stockholders Agreement.  This Section 3.3 shall survive termination of this Agreement.

3.4.                            Reservation of Common Stock.  The Company shall use reasonable efforts to take any and all action necessary to reserve for issuance the number of shares of Common Stock into which all of the Preferred Stock then outstanding or to be sold or issued pursuant to the Purchase Agreement, are convertible, and shall use reasonable efforts to take such further action from time to time thereafter to increase the number of shares of Common Stock reserved for issuance as required by any increase in the number of shares of Common Stock into which the Preferred Stock may then be converted.

3.5.                            Proprietary Information and Inventions Agreement.  The Company and its Subsidiaries shall require (a) all of their officers and key employees (as determined in good faith by the Board) to execute and deliver a confidential information and inventions assignment agreement and (b) all of their consultants that are involved in research or development activities for the Company that relate to technical or scientific inventive work to execute and deliver a confidential information agreement, each in a form reasonably acceptable to the Company.

3.6.                            Real Property Holding Corporation.  The Company covenants that it will use commercially reasonable efforts to operate in a manner such that it will not become a “United States real property holding corporation” as that term is defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

3.7.                            Termination of Covenants.  Except for the covenants set forth in Sections 3.4, 3.5 and 3.10, all covenants of the Company and its Subsidiaries contained in Section 3 of this Agreement shall expire and terminate as to the Investors upon the Initial Offering.

3.8.                            Restrictive Agreements.  Neither the Company nor any of its Subsidiaries will, without the approval of a majority of the directors serving on the Board enter into or become obligated under any agreement or contract including any loan agreement, promissory note (or other evidence of indebtedness), mortgage, security agreement or lease, which by its terms prevents or restricts the Company or its Subsidiaries from performing its obligations under this Agreement.

3.9.                            Option Vesting.  Unless otherwise determined by the Compensation Committee (as defined in the Stockholders Agreement) of the Board, all stock options and other equity awards issued after the Closing to employees, directors, consultants and other service providers will be subject to vesting over a four year period, with the first twenty-five percent (25%) of such award vesting on the first anniversary of continued employment or service with the Company, and the remaining award vesting in equal monthly installments over the following thirty-six (36) months.

3.10.                     D&O Insurance.  The Company shall use commercially reasonable efforts to maintain a Directors’ and Officers’ insurance policy satisfactory to the Board.  The Company will provide promptly a copy of the insurance certificate regarding the insurance described in this Section 3.9 to any Investor upon its request.

SECTION 4.                         PREEMPTIVE RIGHTS ON ISSUANCES OF NEW SECURITIES BY THE COMPANY

4.1.                            Subsequent Offerings.  Each Investor (each a “Preemptive Investor” and collectively, the “Preemptive Investors”) shall have the right to purchase (on the same terms and conditions set forth in the Initial Notice) any Equity Securities that the Company may, from time to time, propose to sell or issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.7 hereof, pursuant to the terms and conditions of this Section 4 and applicable securities laws.

4.2.                            Notice of Issue.  If the Company proposes to issue any Equity Securities, then the Company shall give the Preemptive Investors written notice of its intentions, which notice shall describe the Equity Securities, the amount of Equity Securities the Company proposes to issue, and the price, terms and conditions upon which the Company proposes to issue such Equity Securities and shall offer such Equity Securities to the Preemptive Investors pursuant to the terms of this Section 4 (the “Initial Notice”).  If the consideration to be paid for the Equity Securities is not cash, the fair market value of the consideration shall be determined in good faith by the Board and a reasonably detailed explanation of the Board’s determination of such value shall be included in the Initial Notice.  All Preemptive Investors electing to participate in the offering of such Equity Securities shall pay the cash equivalent thereof as so determined.

4.3.                            Exercise of Preemptive Rights.  The Preemptive Investors shall have twenty (20) days from their receipt of such Initial Notice to elect to purchase a portion of the Equity Securities being offered.  Each Preemptive Investor shall have the right to purchase such Preemptive Investor’s pro rata share, based on the ratio of (i) the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock held by such Preemptive Investor to (ii) the total number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock then outstanding (the “Preemptive Pro Rata Share”).  If a Preemptive Investor elects to purchase its full Preemptive Pro Rata Share (the “Electing Investor”), then such Electing Investor shall have a right of over-allotment such that if any other Preemptive Investor fails to purchase its Preemptive Pro Rata Share (the “Non-electing Investor”), such Electing Investor may purchase, on a pro rata basis with other Electing Investors (based on the relative number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock held by such Electing Investors), the Non-electing Investor’s Preemptive Pro Rata Share (the “Preemptive Over-Allotment”).  Each Preemptive Investor shall indicate its agreement to purchase such Investor’s Preemptive Pro-Rata Share or such Preemptive Investor’s Preemptive Over-Allotment, if any, by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased.  Subject to compliance with applicable securities laws (including that any Person to whom an apportionment is proposed to be made is an “accredited investor” as that term is defined in Rule 501(a) of the Securities Act if such proposed issuance of Equity Securities is proposed to be made only to accredited investors), each Preemptive Investor shall be entitled to apportion Equity Securities to be purchased among its partners and Affiliates, provided that (i) such Preemptive Investor notifies the Company of such allocation, (ii) such partner or Affiliate is not directly or indirectly a competitor of the Company (as determined in good faith by the Board), it being understood that a transferee that is a blind pool investment vehicle shall not be deemed to compete with the Company solely because such transferee may have made an investment in an entity that competes with the Company, and (iii) such apportionment would not result in the Company being required to file reports with the Commission pursuant to 13(g) of the Exchange Act.

4.4.                            Issuance of Equity Securities to Other Persons.  If the Preemptive Investors do not elect to purchase all of the Equity Securities offered, then the Company shall have one hundred twenty (120) days thereafter to sell the Equity Securities with respect to which the Preemptive Investors’ rights were not exercised, at a price and upon other terms and conditions no more favorable to the purchasers thereof than specified in the Initial Notice.  If the Company has not sold such Equity Securities within such one hundred twenty (120)-day period, the Company shall not thereafter issue or sell any Equity Securities without first offering such securities to the Investors in the manner provided above.

4.5.                            Termination and Waiver of Preemptive Rights.  The preemptive rights established by this Section 4 shall not apply to, and with respect to issuances by the Company shall terminate upon the earlier to occur of the consummation of, (a) the Initial Offering or (b) Liquidity Event (as defined in the Certificate).  The preemptive rights established by this Section 4 may be amended, or any provision waived, with the written consent of the Company and the Requisite Holders or as permitted by Section 5.3; provided, however, that with respect to any such waiver, if any Investors voting in favor or consenting to such waiver subsequently participate in the purchase of the Equity Securities for which such waiver was obtained, then the remaining Preemptive Investors not providing such waiver will be granted the right to participate in the purchase of the Equity Securities, on a pro-rata basis in accordance with this Section 4.

4.6.                            Transfer of Preemptive Rights.  The preemptive rights of each Preemptive Investor under this Section 4 may be transferred to the same parties, subject to the same restrictions, as any transfer of registration rights pursuant to Section 2.10.

4.7.                            Excluded Securities.  The preemptive rights established by this Section 4 shall not apply to (i) the issuance of any Excluded Securities (as defined in the Certificate) and (ii) shares of Common Stock issued in the Initial Offering.

SECTION 5.                         MISCELLANEOUS

5.1.                            Specific Performance.  Subject to Section 2.8(a), the Parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a Party hereto or to their heirs, personal representatives, successors or assigns by reason of the failure of a Party to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable.  Subject to Section 2.8(a), if any Party hereto or such Party’s heirs, personal representatives, successors or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such Party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

5.2.                            Governing Law.  This Agreement and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law principles of any jurisdiction.  No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of Delaware and the Parties hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment.  Each of the Parties hereto hereby irrevocably waives any right which it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority and agrees not to claim or plead the same.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

5.3.                            Amendment and Waiver.  This Agreement may not be amended, modified or waived at any time, unless such amendment, modification or waiver is first approved by (a) the Requisite Holders and (b) the Company; provided, however, that if any amendment, modification or waiver would disproportionately impair the rights or increase the obligations of any Adversely Affected Holder in a manner different from other Investors, such amendment, modification or wavier shall not be effective as to such Adversely Affected Holder unless consented to by such Adversely Affected Holder.  Any amendment, modification or waiver so effected shall be binding upon the Company, each of the Parties hereto and any assignee of any such Party.  No waiver of any breach of this Agreement extended by any Party hereto to any other Party shall be construed as a waiver of any rights or remedies of any other Party hereto or with respect to any subsequent breach.

5.4.                            Severability.  If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such invalid, illegal or unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

5.5.                            Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Party hereto, upon any breach, default or noncompliance of any Party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent, or approval of any kind or character on part of any Party hereto of any breach, default or noncompliance under this Agreement or any waiver on such Party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by law, or otherwise afforded to the Parties hereto, shall be cumulative and not alternative.

5.6.                            Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties hereto; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities permitted under this Agreement specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.7.                            Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, (e) when sent by electronic mail, upon confirmation of receipt by the recipient via electronic mail.  All communications shall be sent to the Party to be notified at the address as set forth on Exhibit A hereto or at such other address as such Party may designate by ten (10) days advance written notice to the other Parties hereto.

5.8.                            Right to Conduct Activities.  The Company and each holder of Preferred Stock hereby acknowledge that some or all of the Investors are professional investment funds or holding companies and, as such, hold investments in numerous portfolio companies, some of which may be competitive with the Company’s business.  No holder of Preferred Stock shall be liable to the Company or to other Parties for any claim arising only out of, or only based upon, (a) the holding of securities by the holder of Preferred Stock in any entity competitive with the Company, or (b) actions taken by any partner, officer or other representative of any holder of Preferred Stock to assist any such competitive company, whether or not such action was taken as a board member of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company, so long as no Confidential Information of the Company is used or disclosed by such holder of Preferred Stock in connection with any such competitive activities or otherwise and such holders and representatives thereof do not breach any duty owed to the Company or its stockholders.

5.9.                            Additional Investors.  Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Preferred Stock from time to time, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” and a party hereunder.  No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

5.10.                     Counterparts; Execution by Facsimile Signature.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed by facsimile or other electronic signature(s) which shall be binding on the party delivering same.

5.11.                     Termination.  Except as otherwise set forth herein, this Agreement shall terminate automatically and without further action by any Party hereto upon the first date on which none of the Investors (and their transferees or assignees to whom registration rights hereunder are transferable pursuant to Section 2.10) continue to hold any Registrable Securities.

5.12.                     Aggregation of Stock.  All shares of Preferred Stock and Common Stock of the Company held or acquired by affiliated entities or persons shall be aggregated for the purpose of determining the availability of any rights under this Agreement.

5.13.                     Entire Agreement.  The Prior Agreement shall be deemed amended and restated to read in its entirety as set forth in this Agreement.  The Prior Agreement is hereby amended in its entirety and restated herein.  All provisions of, rights granted under and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect.  This Agreement and each of the Exhibits hereto, constitute the full and entire understanding and agreement between the Parties hereto with regard to the subject matter hereof and thereof and no Party hereto shall be liable or bound to any other Party hereto in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

5.14.                     Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Unless the context otherwise requires, references herein: (w) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (x) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; (y) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; and (z) to a “day” means a calendar day unless otherwise expressly provided.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph

COMPANY:	TELA Bio. Inc.

	By:	/s/ Antony Koblish
	Name:	Antony Koblish
	Title:	Chief Executive Director

	Address:	1 Great Valley Parkway
Suite 24
Malvern, PA 19355

Amended and Restated Investor Rights Agreement

INVESTORS:

Quaker Bioventures II, L.P.

By: Quaker Bioventures Capital II, L.P., its general partner

By: Quaker Bioventures Capital II, LLC, its general partner

By:	/s/ Adele C. Oliva
Name:	Adele C. Oliva
Title:	Executive Manager

Amended and Restated Investor Rights Agreement

INVESTORS:

OrbiMed Private Investments IV, LP

By: OrbiMed Capital GP IV LLC,
its General Partner

By: OrbiMed Advisors LLC,
its Managing Member

By:	/s/ Jonathan Silverstein
Name:	Jonathan Silverstein
Title:	Member

Amended and Restated Investor Rights Agreement

INVESTORS:

HighCape Partners QP, L.P.

By: HighCape Partners GP, L.P., its general partner

By: HighCape Partners GP, LLC, its general partner

By:	/s/ William Matthew Zuga
Name:	William Matthew Zuga
Title:	Managing Member

HighCape Partners, L.P.

By: HighCape Partners GP, L.P.,
its general partner

By: HighCape Partners GP, LLC,
its general partner

By:	/s/ William Matthew Zuga
Name:	William Matthew Zuga
Title:	Managing Member

Amended and Restated Investor Rights Agreement

INVESTORS:

Signet Healthcare Partners Accredited Partnership III, LP

By:	/s/ James C. Gale
Name:	James C. Gale
Title:	Managing Director

Signet Healthcare Partners QP Partnership III, LP

By:	/s/ James C. Gale
Name:	James C. Gale
Title:	Managing Director

Amended and Restated Investor Rights Agreement

INVESTORS:

/s/ Antony Koblish
Antony Koblish

/s/ Maarten Persenaire
Maarten Persenaire

/s/ David McQuillan
David McQuillan

/s/ Christine Arasin
Christine Arasin

/s/ Jeff Marx
Jeff Marx

Amended and Restated Investor Rights Agreement

INVESTORS

Garen Vale Pty Ltd. Superannuation Fund

By:	/s/ John A. Robinson
Name:	John A. Robinson
Title:	Authorized Person

/s/ Josef Koblish
Josef Koblish

/s/ Paul Touhey
Paul Touhey

Peter A. Scott Pty Ltd. Superannuation Fund

By:	/s/ Peter A. Scott
Name:	Peter A. Scott
Title:	Authorized Person

/s/ William Tidmore
William Tidmore

/s/ Vincent Koblish
Vincent Koblish

/s/ Fiona McQuillan
Fiona McQuillan

/s/ Trevor McQuillan
Trevor McQuillan

/s/ Skott Greenhalgh
Skott Greenhalgh

Amended and Restated Investor Rights Agreement

INVESTORS

/s/ Rene Snowden
Rene Snowden

/s/ Paul Talmo
Paul Talmo

/s/ Jay Tawil
Jay Tawil

/s/ Finley Long
Finley Long

/s/ Susan Drumm
Susan Drumm

/s/ Jennifer Barretta
Jennifer Barretta

/s/ Bruce Peacock
Bruce Peacock

/s/ Karim Benhamida
Karim Benhamida

Amended and Restated Investor Rights Agreement

INVESTORS

/s/ John Alexander Robinson
John Alexander Robinson

Amended and Restated Investor Rights Agreement

INVESTORS

/s/ Darryl Roberts
Darryl Roberts

Amended and Restated Investor Rights Agreement

EXHIBIT A

INVESTORS

Name and Address of Investors

OrbiMed Private Investments IV, LP

***

Quaker Bioventures II, L.P.

***

HighCape Partners QP, LP - and -

HighCape Partners, LP
***

with a copy to (which shall not constitute notice)

Shipman and Goodwin LLP
***

Signet Healthcare Partners Accredited Partnership III, LP -and-

Signet Healthcare Partners QP Partnership III, LP

***

Maarten Persenaire

***

Antony Koblish

***

Paul Touhey
***

Name and Address of Investors

David McQuillan

***

Garen Vale Pty Ltd

***

John Alexander Robinson

***

Peter A. Scott Pty Ltd. Superannuation Fund

***

Amy Silfen

***

Jeff Marx

***

The Entrust Group, Inc.  FBO Andrew W. Barnes IRA #56-00607

***

Josef Koblish

***

William Tidmore

***

Vincent Koblish

***

Christine Arasin

***

Name and Address of Investors

Skott Greenhalgh

***

Darryl Roberts

***

Fiona McQuillan

***

Trevor McQuillan

***

Rene Snowden

***

Paul Talmo

***

Jamal Tawil

***

Finlay Long

***

Susan Drumm

***

Jennifer Barretta

***

Bruce Peacock

***

Karim Benhamida

***